UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                               RIVIANA FOODS INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    769536103
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ].

CUSIP No. 769536103                   13G                    Page 2 of 4 Pages

1)    NAME OF REPORTING PERSONS/S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE
      PERSONS
      Abbeville Family Partnership, L.P.
      72-1265430

2)    CHECK THE APPROPRIATE ROW IF A MEMBER OF A GROUP
      (a)   Not Applicable
      (b)   Not Applicable

3)    SEC USE ONLY

4)    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States

NUMBER OF SHARES        5)    SOLE VOTING POWER                   5,537,000
BENEFICIALLY OWNED      6)    SHARED VOTING POWER                 None
BY EACH REPORTING       7)    SOLE DISPOSITIVE POWER              5,537,000
PERSON WITH:            8)    SHARED DISPOSITIVE POWER            None
                        9)    AGGREGATE AMOUNT BENEFICIALLY       5,537,000
                              OWNED BY EACH REPORTING PERSON      (See Item 4.)
                        10)   CHECK IF THE AGGREGATE AMOUNT       Not Applicable
                              IN ROW (9) EXCLUDES
                              CERTAIN SHARES
                        11)   PERCENT OF CLASS REPRESENTED BY     35.1%
                              AMOUNT IN ROW 9
                        12)   TYPE OF REPORTING PERSON            PN

ITEM 1(a).  NAME OF ISSUER:
            Riviana Foods Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            2777 Allen Parkway
            Houston, Texas  77019

ITEM 2(a).  NAME OF PERSON FILING:
            Abbeville Family Partnership, L.P.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
            P. O. Box 269
            Abbeville, Louisiana  70511

ITEM 2(c).  CITIZENSHIP:
            Louisiana partnership in commendam (limited partnership)

CUSIP No. 769536103                   13G                    Page 3 of 4 Pages


ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            Common Stock, par value $1.00 per share

ITEM 2(e).  CUSIP NUMBER:
            769536103

ITEM 3. IF THIS STATEMENT IF FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
            Not Applicable

ITEM 4.     OWNERSHIP
            (a)   AMOUNT BENEFICIALLY OWNED:
                  5,537,000 shares

            (b)   PERCENT OF CLASS:
                  35.1%

            (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
                  (i)   Sole power to vote or to direct the vote:
                        5,537,000 shares
                  (ii)  Shared power to vote or to direct the vote:
                        None
                  (iii) Sole power to dispose or to direct the disposition of:
                        5,537,000 shares
                  (iv)  Shared power to dispose or to direct the disposition of:
                        None

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
            Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP
            Not Applicable

CUSIP No. 769536103                   13G                    Page 4 of 4 Pages


ITEM 10.    CERTIFICATION
            Not Applicable

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    Dated: February 9, 1998

                                    ABBEVILLE FAMILY PARTNERSHIP, L.P.

                                    By:  FGCG INC., General Partner

                                    *CHARLES R. GODCHAUX, President


                                    By:  TD Inc., General Partner

                                    *THERESA G. PAYNE, Chairman of the Board

                                    *LESLIE K. GODCHAUX, General Partner


                                    *By /s/ ELIZABETH B. WOODARD
                                            ELIZABETH B. WOODARD
                                    Under Special Power of Attorney
                                    Dated February 3, 1998 Attached
                                    as Exhibit A

                                                                     EXHIBIT A

                           SPECIAL POWER OF ATTORNEY

      The undersigned, Theresa G. Payne, does hereby constitute and appoint Elizabeth B. Woodard of Harris County, Texas, as attorney-in-fact for the undersigned with full power of substitution, and in the name, place and stead of the undersigned, to execute, deliver, record and file Schedule 13G, including all amendments and exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and to perform each and every other act requisite and necessary to be done to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.


February 3, 1998                           /s/  THERESA G. PAYNE
                                                Theresa G. Payne

                           SPECIAL POWER OF ATTORNEY

      The undersigned, Abbeville Family Partnership, L.P., does hereby constitute and appoint Elizabeth B. Woodard of Harris County, Texas, as attorney-in-fact for the undersigned with full power of substitution, and in the name, place and stead of the undersigned, to execute, deliver, record and file
Schedule 13G, including all amendments and exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and to perform each and every other act requisite and necessary to be done to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.


February 3, 1998                    ABBEVILLE FAMILY PARTNERSHIP, L.P.

                                    By: FGCG INC., General Partner

                              /s/   CHARLES R. GODCHAUX
                                    Charles R. Godchaux, President

                           SPECIAL POWER OF ATTORNEY

      The undersigned, Abbeville Family Partnership, L.P., does hereby constitute and appoint Elizabeth B. Woodard of Harris County, Texas, as attorney-in-fact for the undersigned with full power of substitution, and in the name, place and stead of the undersigned, to execute, deliver, record and file
Schedule 13G, including all amendments and exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and to perform each and every other act requisite and necessary to be done to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.


February 3, 1998                    ABBEVILLE FAMILY PARTNERSHIP, L.P.

                                    By: TD Inc., General Partner

                              /s/   THERESA G. PAYNE
                                    Theresa G. Payne, Chairman of the Board

                           SPECIAL POWER OF ATTORNEY

      The undersigned, Abbeville Family Partnership, L.P., does hereby constitute and appoint Elizabeth B. Woodard of Harris County, Texas, as attorney-in-fact for the undersigned with full power of substitution, and in the name, place and stead of the undersigned, to execute, deliver, record and file
Schedule 13G, including all amendments and exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and to perform each and every other act requisite and necessary to be done to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.


February 3, 1998                    ABBEVILLE FAMILY PARTNERSHIP, L.P.

                                    By: TD Inc., General Partner

                              /s/   LESLIE K. GODCHAUX
                                    Leslie K. Godchaux, General Partner

                           SPECIAL POWER OF ATTORNEY

      The undersigned, Charles R. Godchaux, does hereby constitute and appoint Elizabeth B. Woodard of Harris County, Texas, as attorney-in-fact for the undersigned with full power of substitution, and in the name, place and stead of the undersigned, to execute, deliver, record and file Schedule 13G, including all amendments and exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and to perform each and every other act requisite and necessary to be done to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.


February 3, 1998                           /s/   CHARLES R. GODCHAUX
                                                 Charles R. Godchaux

                           SPECIAL POWER OF ATTORNEY

      The undersigned, Leslie K. Godchaux, does hereby constitute and appoint Elizabeth B. Woodard of Harris County, Texas, as attorney-in-fact for the undersigned with full power of substitution, and in the name, place and stead of the undersigned, to execute, deliver, record and file Schedule 13G, including all amendments and exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and to perform each and every other act requisite and necessary to be done to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

February 3, 1998                          /s/   LESLIE K. GODCHAUX
                                                Leslie K. Godchaux